UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 21, 2004

MBNA Corporation
(Exact name of registrant as specified in its charter)

Maryland	1-10683	52-1713008
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Wilmington, Delaware	19884-0131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(800) 362-6255

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 21, 2004, MBNA Corporation issued the following press release announcing the appointment of Thomas G. Murdough, Jr. as a new independent director:

MBNA Board Names Thomas G. Murdough, Jr. As Director

Wilmington, Delaware (10/21/04)-- MBNA Corporation (NYSE: KRB) today announced that Thomas G. Murdough, Jr., 65, chairman and chief executive officer of the Step2 Company, has been named to MBNA Corporation’s Board of Directors, effective today. With the appointment of Mr. Murdough, eight of MBNA’s 10 directors are independent. Mr. Murdough will serve on two committees of the board, the Audit Committee and the Compensation Committee.

Commenting on Mr. Murdough’s appointment, MBNA Corporation Chairman Randy Lerner said, "We look forward to Tom Murdough’s participation on the board. He has a well-deserved reputation as a creative, goal-driven entrepreneur. Tom shares MBNA’s strong commitment to quality, value, and Customer satisfaction."

Mr. Murdough launched Step2 in 1991 with the mission of going, "a step beyond" in the development and manufacturing of innovative products for the family and home. A graduate of the University of Virginia, Mr. Murdough is the founder of The Little Tikes Company, which was sold to Rubbermaid in 1984. Mr. Murdough continued to operate The Little Tikes Company as part of Rubbermaid until he founded Step2. Today, Step2 employs more than 1,000 people and operates four manufacturing plants in the United States. Step2 products are sold in retail locations throughout the United States and Canada, and in more than 70 countries worldwide.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBNA Corporation

Date: October 21, 2004	By:	/s/	Kenneth A. Vecchione
Kenneth A. Vecchione
Chief Financial Officer